EXHIBIT 28(j) 1 UNDER FORM N-1A

EXHIBIT 8 UNDER ITEM 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 77 to the Registration Statement (Form N-1A, No. 033-54445) of Federated Institutional Trust, and to the incorporation by reference of our report, dated September 23, 2015, on Federated Government Ultrashort Duration Fund (one of the portfolios constituting Federated Institutional Trust) included in the Annual Shareholder Report for the year ended July 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 24, 2016